EXHIBIT 10.15

Summary of Pamela J. Ahrens 2015 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $285,000 for Pamela J. Ahrens, with a bonus target of $285,000. Ms. Ahrens is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.